Exhibit 5.1

9275 W. Russell Road, Suite 240 Las Vegas, Nevada 89148 PH (702) 692-8026 | FX (702) 692-8075 fennemorelaw.com

June 2, 2026

Tianci International, Inc.

Unit 1109, Lippo Sun Plaza

28 Canton Road, Tsim Sha Tsui

Kowloon, Hong Kong

Re:	Tianci International, Inc./Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to Tianci International, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company of (a) up to 4,800,000 units (the “Units”) with each Unit consisting of (i) one share (each, a “Share”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) one common warrant (each, a “Common Warrant”) to purchase one share of Common Stock (collectively, the “Warrant Shares”) at $1.25 per Warrant Share; (b) up to 4,800,000 pre-funded units (the “Pre-Funded Units”) with each Pre-Funded Unit consisting of (i) one pre-funded warrant (each, a “Pre-Funded Warrant”) to purchase one share of Common Stock (the “Pre-Funded Warrant Shares”) with an exercise price equal to $0.001 per share and (ii) one Common Warrant to purchase one Warrant Share at $1.25 per Warrant Share; and (c) up to 240,000 warrants (the “Placement Agent Warrants”) to purchase an equal number of shares of Common Stock (the “Placement Agent Warrant Shares”) with an exercise price equal to $1.25 per share. The Units, the Shares, the Common Warrants, the Warrant Shares, the Pre-Funded Units, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Placement Agent Warrants, and the Placement Agent Warrant Shares are collectively referred to herein as the “Securities.”

The Securities are being offered under the terms of a placement agency letter agreement (the “Engagement Letter Agreement”) between the Company and Maxim Group LLC (the “Placement Agent”), and the terms of a Securities Purchase Agreement (the “Securities Purchase Agreement”) to be entered into between the Company and the purchasers of the Units and the Pre-Funded Units. The Placement Agent is acting as the placement agent on behalf of the Company on a best efforts basis. The Securities are being registered under a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), as filed with the Securities and Exchange Commission (the “Commission”).

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For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the Registration Statement;

(b) form of Common Warrant;

(c) form of Pre-Funded Warrant;

(d) form of Placement Agent Warrant;

(e) form of Securities Purchase Agreement;

(f) form of Engagement Letter Agreement; and

(g) certain resolutions and actions of the Board of Directors of the Company relating to the issuance of the Securities and registration of the Securities under the Securities Act, and such other matters as relevant.

We have obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations, and assurances as we have deemed necessary and appropriate for purposes of rendering this opinion letter. We have also examined corporate charter documents and such other corporate documents, records, certificates, and instruments (collectively with the documents identified in (a) through (g) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a) the legal capacity of all natural persons executing the Documents;

(b) the genuineness of all signatures on the Documents;

(c) the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies;

(d) that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e) that such Documents are or will be upon execution and delivery enforceable in accordance with their terms with respect to all parties;

(f) other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the Documents;

(g) that prior to issuance of any Securities, the applicable Documents will have been executed and delivered by the parties thereto and that the Securities will be issued and sold in accordance with the applicable Documents; and

(h) that all Documents are valid, binding, and enforceable against the parties thereto.

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We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents. We note that the Company has reserved, and assume that it will continue to reserve, sufficient authorized shares of its Common Stock to allow for the issuance of its shares of Common Stock upon sale of the Shares and upon exercise of the Pre-Funded Warrants, the Common Warrants, and the Placement Agent Warrants.

The opinions expressed below are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed for purposes of delivering these opinions expressed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

On the basis of the foregoing and in reliance thereon, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that:

(a) the Shares have been duly authorized, and when issued and delivered by the Company against payment in accordance with the terms of the Securities Purchase Agreement, will be validly issued, fully paid, and nonassessable;

(b) the Pre-Funded Warrant Shares have been duly authorized, and when issued upon exercise of the Pre-Funded Warrants in accordance with the terms thereof and payment of the exercise price, will be validly issued, fully paid, and nonassessable;

(c) the Warrant Shares have been duly authorized, and when issued upon exercise of the Common Warrants in accordance with the terms thereof and payment of the exercise price, will be validly issued, fully paid, and nonassessable; and

(d) the Placement Agent Warrant Shares have been duly authorized, and when issued upon exercise of the Placement Agent Warrants in accordance with the terms thereof and payment of the exercise price, will be validly issued, fully paid, and nonassessable.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, we express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws. The opinions we express herein are limited solely to the laws of the State of Nevada, other than the securities laws and regulations of the State of Nevada as to which we express no opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Fennemore Craig, P.C. Fennemore Craig, P.C.

tmor/cdol

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